Exhibit 99.1

Media Contact: Roy L. Morrow (216) 383-4893

Roy_Morrow@lincolnelectric.com

Investors Contact: Earl L. Ward (216) 383-5067

Earl_Ward@lincolnelectric.com

Lincoln Electric Reports 3Q’09 EPS of $0.63, excluding special items;

Improved Operating Leverage as a Result of Cost Savings Initiatives;

Operating Cash Flow of $97M in 3Q and $231M YTD

Third Quarter 2009 Highlights

•	Sales were $441.8 million, an increase of 6.9% from the Second Quarter 2009

•	Operating income was $33.2 million, an improvement from $19.4 million in the Second Quarter 2009

•	Operating income was $40.4 million, excluding special items, an improvement from $24.7 million in the Second Quarter 2009

•	Net income was $12.8 million, or $0.30 per diluted share; excluding special items, net income was $27.0 million, or $0.63 per diluted share

•	Net cash provided by operating activities was $97.1 million

•	Total cash balance of $406 million as of September 30, 2009

CLEVELAND, Ohio, U.S.A., October 30, 2009 — Lincoln Electric Holdings, Inc. (the “Company”) (Nasdaq: LECO) today reported 2009 third quarter net income of $12.8 million, or $0.30 per diluted share, on sales of $441.8 million. Operating income for the third quarter increased sequentially to $33.2 million, or 7.5% of sales, from $19.4 million, or 4.7% of sales, in the second quarter of 2009. Excluding special items, operating income in the quarter was $40.4 million or 9.1% of sales.

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Lincoln Electric Reports 2009 Third Quarter Financial Results	- 2 -

Sales were $441.8 million in the third quarter versus $632.9 million in the comparable 2008 period, a decrease of 30.2%. Sales for the Company’s North American operations were $240.5 million in the quarter versus $370.5 million in the comparable quarter last year, a decrease of 35.1%. U.S. export sales in the quarter were $37.9 million versus $62.5 million in the comparable prior year period, a decrease of 39.3%.

Sales at Lincoln subsidiaries outside North America were $201.3 million in the third quarter versus $262.4 million in the comparable quarter last year, a decrease of 23.3%. Excluding acquisitions and the effect of changes in foreign currency exchange rates, sales outside North America decreased 27.5% in the quarter.

During the third quarter, the Company completed the acquisition of Jinzhou Jin Tai Welding and Metal Co., Ltd., (“Jin Tai”). This acquisition greatly expanded the Company’s customer base and added significant cost-competitive consumable solid wire manufacturing capacity in China. The Company acquired Jin Tai by exchanging its 35% ownership in Taiwan-based Kuang Tai Metal Industrial Co., Ltd. (“Kuang Tai”), paying cash of $40 million and assuming net debt of approximately $13 million. This transaction resulted in a non-cash loss of $7.9 million due to the difference in the appraised values of the non-controlling interests in Kuang Tai and Jin Tai when compared with the carrying value of the related equity investments. The Company expects this transaction to be accretive to earnings by approximately $0.08 - $0.12 per diluted share over the next twelve months.

Operating income for the third quarter included a pre-tax rationalization charge of $7.1 million. Special items which impacted net income included after-tax rationalization charges of $6.3 million and a loss of $7.9 million on the acquisition of Jin Tai. Rationalization charges during the 2009 third quarter related primarily to a facility closure in Europe and the consolidation of certain manufacturing operations in the Europe and Other Countries segments.

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Lincoln Electric Reports 2009 Third Quarter Financial Results	- 3 -

Net income for the third quarter was $12.8 million, or $0.30 per diluted share, compared with net income of $69.2 million in the third quarter of 2008. Excluding special items, net income was $27.0 million, or $0.63 per diluted share. The effective tax rate for the third quarter of 2009 was 47.4% compared with 25.5% in 2008. The higher effective tax rate in 2009 is primarily due to losses at certain non-U.S. entities, including the loss on the Jin Tai transaction, for which no tax benefit has been provided.

“I am pleased that our third quarter results reflect good sequential improvements in profitability,” said John M. Stropki, Chairman and Chief Executive Officer. “Despite the continued softness of the overall global markets, we saw a slight improvement in our sales level during the third quarter which has carried over to the start of the fourth quarter. The sales improvement, coupled with the introduction of over 100 new products during the third quarter, give us reason to be cautiously optimistic about the near term.”

“We continue to aggressively challenge our overall cost structure, and we are pleased that related actions have contributed to improved profitability from the first half of 2009. We are confident that as the global recovery strengthens we are strategically positioned with a more efficient and highly competitive business model. In addition, our ongoing focus in managing the balance sheet and reducing working capital to current business levels generated $231.3 million in operating cash flows for the first nine months of 2009. Our strong financial position and our ongoing rationalization efforts will allow us the flexibility to make the necessary investments to achieve our long-term strategic objectives.”

Net cash provided by operating activities increased to $97.1 million in the third quarter compared with $96.1 million for the comparable period in 2008. During the third quarter 2009, the Company paid $11.5 million in dividends.

Sales for the first nine months were $1.27 billion versus $1.95 billion in the comparable 2008 period, a decrease of 35.1%. Operating income for the first nine months was $53.6 million compared with $259.9 million in 2008. Excluding special items, operating income was $77.8 million or 6.1% of sales.

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Lincoln Electric Reports 2009 Third Quarter Financial Results	- 4 -

Sales for the Company’s North American operations were $726.9 million in the first nine months versus $1.14 billion in the comparable period last year, a decrease of 36.4%. U.S. export sales in the first nine months were $112.7 million versus $188.5 million in the prior year period, a decrease of 40.2%.

Sales at Lincoln subsidiaries outside North America were $540.0 million in the first nine months compared with $810.6 million in the comparable period last year, a decrease of 33.4%. Excluding acquisitions and the effect of changes in foreign currency exchange rates, sales outside North America decreased 28.7% in the first nine months of 2009.

Special items for the first nine months of 2009, which impacted operating income, included pre-tax rationalization charges of $25.7 million and a pension settlement gain of $1.5 million included in selling, general and administrative expenses. Special items which impacted net income included after-tax rationalization charges of $20.4 million, a pension settlement gain of $1.5 million, a gain on the sale of a property by the Company’s joint venture in Turkey of $5.7 million and a loss on the acquisition of Jin Tai of $7.9 million.

Net income for the first nine months was $24.2 million, or $0.57 per diluted share, compared with net income of $192.8 million in the first nine months of 2008. Excluding special items, net income was $45.4 million, or $1.07 per diluted share. The effective tax rate for the first nine months of 2009 was 47.4% compared with 27.8% in 2008. The higher effective tax rate in 2009 is primarily due to losses at certain non-U.S. entities, including the loss on the Jin Tai transaction, for which no tax benefit has been provided.

Net cash provided by operating activities increased to $231.3 million in the first nine months of 2009 compared with $216.7 million for the comparable period in 2008. During the first nine months of 2009, the Company repaid $30.0 million of outstanding debt on maturity under its Senior Unsecured Notes and paid $34.3 million in dividends. The Company’s Board of Directors declared a quarterly cash dividend of $0.27 per share, which was paid on October 15, 2009 to holders of record as of September 30, 2009.

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Lincoln Electric Reports 2009 Third Quarter Financial Results	- 5 -

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 39 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s website at http://www.lincolnelectric.com.

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

A conference call to discuss the 2009 third quarter financial results is scheduled for today, Friday, October 30, 2009, at 10:00 a.m., Eastern Time. An audio webcast of the call is accessible through the investor tab on the Company’s website at http://www.lincolnelectric.com.

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Lincoln Electric Holdings, Inc.

Financial Highlights

(In thousands, except per share data)

(Unaudited)

Consolidated Statements of Income
	Three Months Ended September 30,				Fav (Unfav) to Prior Year

	2009	% of Sales	2008	% of Sales	$	%

Net sales	$441,802	100.0%	$632,892	100.0%	$(191,090)	(30.2%)
Cost of goods sold	316,671	71.7%	436,014	68.9%	119,343	27.4%

Gross profit	125,131	28.3%	196,878	31.1%	(71,747)	(36.4%)
Selling, general & administrative expenses	84,778	19.2%	107,097	16.9%	22,319	20.8%
Rationalization charges	7,144	1.6%	-	0.0%	(7,144)	N/A

Operating income	33,209	7.5%	89,781	14.2%	(56,572)	(63.0%)
Interest income	716	0.2%	2,317	0.4%	(1,601)	(69.1%)
Equity (loss) earnings in affiliates	(8,692)	(2.0%)	3,739	0.6%	(12,431)	(332.5%)
Other income	1,030	0.2%	201	0.0%	829	412.4%
Interest expense	(2,032)	(0.5%)	(3,156)	(0.5%)	1,124	35.6%

Income before income taxes	24,231	5.5%	92,882	14.7%	(68,651)	(73.9%)
Income taxes	11,474	2.6%	23,671	3.7%	12,197	51.5%
Effective tax rate	47.4%		25.5%		(21.9%)

Net income	$12,757	2.9%	$69,211	10.9%	$(56,454)	(81.6%)

Reconciliation of Net Income as Reported to Adjusted Net Income

	Three Months Ended September 30,				Change

	2009		2008		$	%

Net income as reported (1)	$12,757		$69,211		$(56,454)	(81.6%)
Special items (1)	14,283		-		14,283	N/A

Adjusted net income (2)	$27,040		$69,211		$(42,171)	(60.9%)

Basic earnings per share	$0.30		$1.62		$(1.32)	(81.5%)
Special items (1)	0.34		-		0.34	N/A

Adjusted basic earnings per share (2)	$0.64		$1.62		$(0.98)	(60.5%)

Diluted earnings per share	$0.30		$1.60		$(1.30)	(81.3%)
Special items (1)	0.33		-		0.33	N/A

Adjusted diluted earnings per share (2)	$0.63		$1.60		$(0.97)	(60.6%)

Weighted average shares (basic)	42,396		42,779
Weighted average shares (diluted)	42,642		43,209

(1) Net income in the third quarter of 2009 includes rationalization charges of $7,144 ($6,340 after-tax) and a loss of $7,943 ($7,943 after-tax) on the acquisition of Jin Tai included in Equity (loss) earnings in affiliates.

(2) Adjusted net income excluding special items and adjusted basic and diluted earnings per share excluding special items are non-GAAP financial measures that management believes are important to investors to evaluate and compare the Company’s financial performance from period to period. Management uses this information in assessing and evaluating the Company’s underlying operating performance.

Lincoln Electric Holdings, Inc.

Financial Highlights

(In thousands, except per share data)

(Unaudited)

Consolidated Statements of Income

	Nine Months Ended September 30,				Fav (Unfav) to Prior Year

	2009	% of Sales	2008	% of Sales	$	%

Net sales	$1,266,836	100.0%	$1,952,945	100.0%	$(686,109)	(35.1%)
Cost of goods sold	945,066	74.6%	1,373,902	70.4%	428,836	31.2%

Gross profit	321,770	25.4%	579,043	29.6%	(257,273)	(44.4%)
Selling, general & administrative expenses	242,415	19.1%	319,176	16.3%	76,761	24.0%
Rationalization charges	25,720	2.0%	-	0.0%	(25,720)	N/A

Operating income	53,635	4.2%	259,867	13.3%	(206,232)	(79.4%)
Interest income	2,780	0.2%	6,616	0.3%	(3,836)	(58.0%)
Equity (loss) earnings in affiliates	(6,123)	(0.5%)	8,102	0.4%	(14,225)	(175.6%)
Other income	2,341	0.2%	1,327	0.1%	1,014	76.4%
Interest expense	(6,547)	(0.5%)	(8,939)	(0.5%)	2,392	26.8%

Income before income taxes	46,086	3.6%	266,973	13.7%	(220,887)	(82.7%)
Income taxes	21,855	1.7%	74,157	3.8%	52,302	70.5%
Effective tax rate	47.4%		27.8%		(19.6%)

Net income	$24,231	1.9%	$192,816	9.9%	$(168,585)	(87.4%)

Reconciliation of Net Income as Reported to Adjusted Net Income

	Nine Months Ended September 30,				Change

	2009		2008		$	%

Net income as reported (1)	$24,231		$192,816		$(168,585)	(87.4%)
Special items (1)	21,140		-		21,140	N/A

Adjusted net income (2)	$45,371		$192,816		$(147,445)	(76.5%)

Basic earnings per share	$0.57		$4.51		$(3.94)	(87.4%)
Special items (1)	0.50		-		0.50	N/A

Adjusted basic earnings per share (2)	$1.07		$4.51		$(3.44)	(76.3%)

Diluted earnings per share	$0.57		$4.47		$(3.90)	(87.2%)
Special items (1)	0.50		-		0.50	N/A

Adjusted diluted earnings per share (2)	$1.07		$4.47		$(3.40)	(76.1%)

Weighted average shares (basic)	42,385		42,721
Weighted average shares (diluted)	42,602		43,170

(1) Net income in the first nine months of 2009 includes rationalization charges of $25,720 ($20,407 after-tax), a pension settlement gain of $1,543 ($1,543 after-tax) included in Selling, general & administrative expenses, a gain on the sale of a property by the Company’s joint venture in Turkey of $5,667 ($5,667 after-tax) included in Equity (loss) earnings in affiliates and a loss of $7,943 ($7,943 after-tax) on the acquisition of Jin Tai included in Equity (loss) earnings in affiliates.

(2) Adjusted net income excluding special items and adjusted basic and diluted earnings per share excluding special items are non-GAAP financial measures that management believes are important to investors to evaluate and compare the Company’s financial performance from period to period. Management uses this information in assessing and evaluating the Company’s underlying operating performance.

Lincoln Electric Holdings, Inc.

Financial Highlights

(In thousands)

(Unaudited)

Balance Sheet Highlights

Selected Consolidated Balance Sheet Data	September 30, 2009	December 31, 2008

Cash and cash equivalents	$405,967	$284,332
Total current assets	1,059,230	1,024,726
Property, plant and equipment, net	461,406	427,902
Total assets	1,751,978	1,718,805

Total current liabilities	355,260	356,642
Short-term debt	41,853	50,693
Long-term debt	88,868	91,537
Total equity	1,059,787	1,009,973

Net Operating Working Capital	September 30, 2009	December 31, 2008

Trade accounts receivable	$276,571	$299,171
Inventory	276,676	346,932
Trade accounts payable	114,128	124,388

Net operating working capital	$439,119	$521,715

Net operating working capital to net sales (1)	24.4%	26.1%

Invested Capital	September 30, 2009	December 31, 2008

Short-term debt	$41,853	$50,693
Long-term debt	88,868	91,537

Total debt	130,721	142,230
Total equity	1,059,787	1,009,973

Invested capital	$1,190,508	$1,152,203

Total debt / invested capital	11.0%	12.3%
Return on invested capital (2)	3.9%	18.6%

(1)	Net operating working capital to net sales is defined as net operating working capital divided by annualized rolling 3 months of sales.
(2)	Return on invested capital is defined as rolling 12 months of earnings excluding tax-effected interest divided by invested capital.

Lincoln Electric Holdings, Inc.

Financial Highlights

(In thousands, except per share data)

(Unaudited)

Consolidated Statements of Cash Flows

	Three Months Ended September 30,

	2009	2008

OPERATING ACTIVITIES:
Net income	$12,757	$69,211

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,665	14,553
Equity loss (earnings) in affiliates, net	9,466	(2,913)
Other non-cash items, net	10,422	(448)
Changes in operating assets and liabilities, net of effects from acquisitions:
Decrease in accounts receivable	17,050	28,749
Decrease (increase) in inventories	17,628	(42,969)
Increase (decrease) in accounts payable	8,554	(9,120)
Decrease in accrued pensions	(11,537)	(4,814)
Net change in other current assets and liabilities	16,700	49,140
Net change in other long-term assets and liabilities	1,383	(5,331)

NET CASH PROVIDED BY OPERATING ACTIVITIES	97,088	96,058

INVESTING ACTIVITIES:
Capital expenditures	(5,466)	(22,381)
Acquisition of businesses, net of cash acquired	(17,558)	(3,757)
Proceeds from sale of property, plant and equipment	378	275

NET CASH USED BY INVESTING ACTIVITIES	(22,646)	(25,863)

FINANCING ACTIVITIES:
Net change in borrowings	(6,916)	(7,434)
Proceeds from exercise of stock options	87	1,685
Tax benefit from exercise of stock options	31	708
Purchase of shares for treasury	-	(5,088)
Cash dividends paid to shareholders	(11,453)	(10,691)

NET CASH USED BY FINANCING ACTIVITIES	(18,251)	(20,820)

Effect of exchange rate changes on cash and cash equivalents	2,877	(5,142)

INCREASE IN CASH AND CASH EQUIVALENTS	59,068	44,233
Cash and cash equivalents at beginning of period	346,899	268,357

Cash and cash equivalents at end of period	$405,967	$312,590

Cash dividends paid per share	$0.27	$0.25

Lincoln Electric Holdings, Inc.

Financial Highlights

(In thousands, except per share data)

(Unaudited)

Consolidated Statements of Cash Flows
	Nine Months Ended September 30,

	2009	2008

OPERATING ACTIVITIES:
Net income	$ 24,231	$ 192,816

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,333	42,901
Equity loss (earnings) in affiliates, net	8,954	(5,830)
Other non-cash items, net	20,065	4,574
Changes in operating assets and liabilities, net of effects from acquisitions:
Decrease (increase) in accounts receivable	57,583	(32,954)
Decrease (increase) in inventories	105,876	(79,893)
(Decrease) increase in accounts payable	(16,389)	28,437
Decrease in accrued pensions	(30,488)	(17,572)
Net change in other current assets and liabilities	16,908	86,045
Net change in other long-term assets and liabilities	2,240	(1,781)

NET CASH PROVIDED BY OPERATING ACTIVITIES	231,313	216,743

INVESTING ACTIVITIES:
Capital expenditures	(26,285)	(53,479)
Additions to equity investment in affiliates	(488)	-
Acquisition of businesses, net of cash acquired	(17,558)	(28,021)
Proceeds from sale of property, plant and equipment	638	589

NET CASH USED BY INVESTING ACTIVITIES	(43,693)	(80,911)

FINANCING ACTIVITIES:
Net change in borrowings	(37,352)	6,644
Proceeds from exercise of stock options	305	7,120
Tax benefit from exercise of stock options	105	3,416
Purchase of shares for treasury	(343)	(23,121)
Cash dividends paid to shareholders	(34,347)	(32,071)

NET CASH USED BY FINANCING ACTIVITIES	(71,632)	(38,012)

Effect of exchange rate changes on cash and cash equivalents	5,647	(2,612)

INCREASE IN CASH AND CASH EQUIVALENTS	121,635	95,208
Cash and cash equivalents at beginning of period	284,332	217,382

Cash and cash equivalents at end of period	$ 405,967	$ 312,590

Cash dividends paid per share	$ 0.81	$ 0.75

Lincoln Electric Holdings, Inc.

Financial Highlights

(In thousands)

(Unaudited)

Segment Highlights

	North America	Europe		Other Countries		Eliminations	Consolidated

Three months ended September 30, 2009
Net sales to unaffiliated customers	$240,505	$89,435		$111,862		$-	$441,802
Inter-segment sales	16,212	4,530		1,830		(22,572)	-

Total	$256,717	$93,965		$113,692		$(22,572)	$441,802

Income (loss) before interest and income taxes	$31,468	$(4,331)		$(2,999)		$1,409	$25,547
As a percent of total sales	12.3%	(4.6%	)	(2.6%	)		5.8%

Special items	$-	$6,316		$8,771		$-	$15,087

Adjusted income before interest and income taxes excluding special items (1)	$31,468	$1,985		$5,772		$1,409	$40,634
As a percent of total sales	12.3%	2.1%		5.1%			9.2%

Three months ended September 30, 2008
Net sales to unaffiliated customers	$370,474	$141,693		$120,725		$-	$632,892
Inter-segment sales	27,749	7,319		2,825		(37,893)	-

Total	$398,223	$149,012		$123,550		$(37,893)	$632,892

Income before interest and income taxes	$60,806	$19,651		$13,352		$(88)	$93,721
As a percent of total sales	15.3%	13.2%		10.8%			14.8%

Nine months ended September 30, 2009
Net sales to unaffiliated customers	$726,877	$276,734		$263,225		$-	$1,266,836
Inter-segment sales	46,561	9,804		5,131		(61,496)	-

Total	$773,438	$286,538		$268,356		$(61,496)	$1,266,836

Income (loss) before interest and income taxes	$64,468	$(14,589)		$(1,290)		$1,264	$49,853
As a percent of total sales	8.3%	(5.1%	)	(0.5%	)		3.9%

Special items	$10,647	$7,280		$8,526		$-	$26,453

Adjusted income (loss) before interest and income taxes excluding special items (1)	$75,115	$(7,309)		$7,236		$1,264	$76,306
As a percent of total sales	9.7%	(2.6%	)	2.7%			6.0%

Nine months ended September 30, 2008
Net sales to unaffiliated customers	$1,142,322	$460,116		$350,507		$-	$1,952,945
Inter-segment sales	85,960	21,583		7,122		(114,665)	-

Total	$1,228,282	$481,699		$357,629		$(114,665)	$1,952,945

Income before interest and income taxes	$179,388	$58,380		$30,776		$752	$269,296
As a percent of total sales	14.6%	12.1%		8.6%			13.8%

(1) Adjusted income (loss) before interest and income taxes excluding special items is a non-GAAP financial measure that management believes is important to investors to evaluate and compare the Company’s financial performance from period to period. Management uses this information in assessing and evaluating the Company’s underlying operating performance.